EXHIBIT 10.2

Executive Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 1st of August, 2015 by and among Growblox Sciences, Inc. a Nevada Corporation (“the Company”) and Sandra Tiffany, an individual (the “Executive”).

WHERE AS, The Company desires to employ the Executive as the General Manager of GB Sciences Nevada, LLC;

WHERE AS, the Executive desires to accept employment as the General Manager of GB Sciences Nevada, LLC;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.          Employment Agreement: On the terms and conditions in this agreement, the Company agrees to employ the Executive and the Executive agrees to continue to be employed by the Company for the Employment Period (see Term; 2) and in the position (see Position and Duties; 4).

2.          Term: The initial term of employment under this agreement shall be for a period beginning August 1, 2015 (“Effective Date”) and shall be one year from the date hereof and shall continue from year-to-year. On each annual anniversary thereafter (such date and each annual anniversary thereof, a (“Renewal Date”), the Agreement shall be deemed to be automatically extended for successive periods of one year unless the Company or the Executive provides notice of its intention not to extend the term of the Agreement at least 15 days prior to the applicable Renewal date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.”

3.          Termination:

By the Company: In the event that the Company chooses to terminate it may do so at any time, however the Executive will be entitled to a three month severance if this agreement is terminated during the first year of employment. The Executive is entitled to a four month severance if this agreement is terminated during the second year of executive employment. The Executive is entitled to a six month severance if this agreement is terminated during the third or any subsequent year of Executive employment.

Cause, the Company may terminate the Executives’ employment for Cause or without Cause. If the company terminates the Executive’s employment without Cause, the Company shall not be required to give advance notice. Cause shall be defined as breach of fiduciary duty, conviction of or plead or guilty or nolo contendere to a felony that may adversely effect the company’s reputation, breach of a material provision of this Agreement or repeated failure to perform her material duties hereunder, after demand or performance is s delivered by the Company that identifies the manner in which the company believes that the Executive had not performed her material duties.

By the Executive: The Executive may terminate employment for any reason or for no reason. If the executive terminates employment without Good Reason, then she shall provide notice to the Company at least 10 days prior to Date of Termination. Any material diminution of the Executives title, responsibilities, reporting relations, duties, status, role authority of responsibilities will be discussed prior to such diminution occurring.

Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by Notice of Termination to the other party in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement and shall set forth in reasonable details the facts and circumstances claimed to provide a basis for termination of the Executives” employment.

4.          Positions and Duties

(a)          Executive positions. During the Employment Period, the Executive shall serve as the General Manager of GB Sciences Nevada, LLC. In such capacities, the Executive shall report to the Company’s CEO and perform the duties and responsibilities as the CEO from time to time determine to assign to the Executive. The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do nothing that would intentionally injure the business, interests, or reputations of the company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the all business opportunities pertaining to the business of the company and shall not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company.

(b)          Duties: The General Manager’s duties are to meet or exceed the goals, targets, performance indicators and objectives set by the organization within a specific time on an approved budget by utilizing resources available efficiently.

(c)          Job: The General Manager’s works with the CFO, legal and CEO of the organization. The General Manager works with the CEO to finalize the organizations business plans and budgets, communicates and works with governmental agencies to assure compliance is met, helps co-ordinate which products are produced by the various GB Sciences Nevada entities, over sight regarding sales and distribution of the products produced, works with marketing and assures Standard Operating Procedures are developed for each entity. Will manage the cultivation and production facilities for the recruiting, hiring and training of employees. The compliance of the cultivation and production facilities are the General Manager’s responsibility.

5.          Compensations and Benefits

(d)          Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial are of $72,000 per calendar year (‘‘the Base Salary”) and prorated for any partial year. The Base Salary shall be reviewed for increase no less frequently than annually and may be increased at the discretion of the CEO and/or Board. Any such increase in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time. The Executives Base Salary may not be decreased during the Employment Period.

(e)          Stock Options. The Executive will receive stock options pursuant to the Company’s 2015 plan, and any subsequent plans, in the amount of 300,000 stock options. The stock options price is set according to the stock price on the day of hire. Duration, exercise price and other ancillary terms will all be governed by the terms of the Plan pursuant to which the options are issued. These options will vest monthly in equal amounts over the course of 30 months commencing in the seventh month of the Executive’s employment pursuant hereto, but if the Company terminates this agreement at any time any options that remain unvested will be canceled, and all vesting will cease upon such termination. At the end of the third year of employment with the company salary, stock options and other compensation will be renegotiated in good faith between the parties.

(f)          Nevada’s Operations Bonus Pool. The Executive will be entitled to participate in the Company’s Nevada Operations Bonus Pool, which will be announced and rendered precise prior to the anticipated commencement of cultivation and productions operations in the fourth quarter of this year. The Executive’s participation in the bonus pool will be such that if the Nevada Operations achieve 90% of annual projected earnings, the Executive’s bonus will equal the annual salary. When the Nevada Operations achieve 100%+ of annual projected earnings, the bonus pools allows for additional compensation to the Executive. The CEO and General Manager of GB Sciences Nevada, LLC will define the bonus pool structure and policies.

(g)          Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to Executives of the Company. The Executive shall be entitled to: (i) 14 working days of vacation per year, (ii) automobile mileage, (iii) health care insurance, and (iv) expenses.

(h)          Business and Travel Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of her duties. The Company shall reimburse the Executive for all such expenses and actually incurred in accordance with policies which may be adopted from time to time by the Company. The Executive will present an itemized account of such expenses to be submitted for CEO approval.

/s/ Sandra Tiffany	August 14, 2015	Agreed:
Sandra Tiffany	Date	/s/ Craig Ellins
Craig Ellins, CEO